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                                                                   Exhibit 10.32


December 22, 2000


David A. Broecker
13599 Brentwood Lane
Carmel, IN 46033

Dear David:

On behalf of Alkermes, Inc., I am pleased to offer you the position of Chief Operating Officer.

1. EFFECTIVE DATE: The effective date of your full-time employment with the Company is expected to be February 12, 2001.

2. COMPENSATION: Your base compensation will initially be $275,000 per annum. You will be paid biweekly in accordance with the Company's payroll procedures. You will receive an initial salary review effective January 1, 2002, and annually thereafter, which will be based on your performance and the Company's performance.

     You will receive a sign-on bonus of $100,000 payable within 30 days of the start of your employment. This amount will be grossed up for tax purposes immediately upon payment.

     You will also receive a loan in the amount of $300,000 within 30 days of the start of your employment which will be repayable in full by May 2002.

3. BENEFITS: You and your dependents will be eligible for Alkermes' standard medical, dental, disability benefits, plus $500,000 life insurance coverage, all of which is paid for by the Company. You will also be able to participate in our Section 125 cafeteria plan at the start of your employment. You will be able to participate in Alkermes' 401(k) plan, which includes a company match of 50% of the first 6% of compensation deferred into the plan, beginning on April 1, 2001. Vacation accrual will be at the rate of four (4) weeks per year. Standard paid holidays will be observed. Transportation benefits including a choice of a subsidized MBTA pass or on-site parking are also available. The Company reserves the right to modify its employee benefits programs from time-to-time.

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David Broecker
December 22, 2000

     In order to assist you and your family with the move from Indiana to Massachusetts we will provide you with the following relocation assistance.

     - A temporary living allowance of $4,000 per month for up to six months to assist you with the cost of living in Massachusetts while your family remains in Indiana. We will also pay for a rental car for the first month of your employment or until you own vehicle is shipped to Massachusetts from Indiana.

     - Two househunting trips to Massachusetts for your family during your first six months of employment.

     - Two round-trip airline tickets to Indiana per month during your first six months of employment.

     - Reimbursement of reasonable and customary costs associated with selling your home to include: real estate commissions up to 6%; actual and reasonable legal and title fees; transfer and/or documentary taxes which you are required to pay.

     - Packing and moving of your household goods from Indiana to Massachusetts.

     - Reimbursement of costs associated with purchasing a home in Massachusetts within the first year of your employment to include: actual and reasonable legal and title fees; transfer and documentary taxes which you are required to pay; required appraisal fees; other one-time fees required by the lender connected with the purchase of the home; reasonable environmental/structural inspections fees; up to two points in connection with obtaining mortgage financing.

     - Assistance with mortgage financing in the amount of $300,000. This may be provided in the form of a $300,000 loan which will be forgivable in equal amounts over the first five years of your employment, or in the form of a mortgage subsidy over five years also with a total value equal to the loan amount offered by the Company. In the event of a change in control, any remaining balance of this mortgage assistance will be forgiven.

     - Any of the above amounts which require IRS reporting will be grossed up for tax purposes at year end.

4. EQUITY PARTICIPATION, VESTING OF STOCK: Subject to approval by the Compensation Committee of The Board of Directors, you will be granted a ten
     (10) year stock option exercisable for 400,000 shares of Alkermes, Inc., Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock on your hire date. This option will vest equally over four (4) years on the anniversary of your hire date, provided that you remain employed by the Company. In the event of termination of your employment for any reason, vesting shall cease. We will provide you with a copy of the Company's Omnibus Stock Option Plan for complete details.


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David Broecker
December 22, 2000


5. EMPLOYMENT PERIOD: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

     In the event of termination of your employment by Alkermes, we shall provide you with notice of such termination at least 30 days prior to the intended date of the termination. Notwithstanding this, upon delivery of such notice, Alkermes may terminate your ability to act on behalf of the Company and may require that your duties be limited or discontinued.

     If Alkermes terminates your employment because of (a) your commission of a fraud or felony or other unlawful acts having significant deleterious effect on Alkermes, (b) perpetration of common law fraud against Alkermes, or (c) breach of confidential trade secret information, Alkermes shall have no further obligations to you.

     If Alkermes terminates your employment for any other reasons than stated in the paragraph immediately above, Alkermes will pay you at the monthly rate of your then current annual base salary for up to nine months or until you begin other replacement employment, whichever occurs first. The Company will have no further financial obligation to you other than this termination pay.

6. EMPLOYMENT ELIGIBILITY VERIFICATION: Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

7. PROPRIETARY INFORMATION, NO CONFLICTS: You agree to execute the Company's standard Employee Agreement With Respect to Inventions and Proprietary Information and to be bound by all of the provisions thereof. A copy is enclosed with this letter. You also agree to execute a Covenant Not to Compete a copy of which is also enclosed. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.


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David Broecker
December 22, 2000


David, we are all looking forward to your joining the leadership team at Alkermes.

Please indicate your acceptance of the foregoing by signing one of the duplicate originals of this letter and returning it to the Company no later than January 4, 2001. After that date, the offer will lapse.

Please return this entire letter, with your signature, and the benefits information completed below, by fax to (617) 494-5360 with the original to follow. The other duplicate original is for your records.

Yours truly, ALKERMES, INC.

/s/ James M. Frates
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James M. Frates
Vice President, Chief Financial Officer

The foregoing is signed and accepted as of the date first above written by:

/s/ David A. Broecker                             1/4/01
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David A. Broecker                                 Date


Enclosures

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           Please Complete the Following for your Benefits Enrollment

Legal Name
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Date of Birth
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M           F
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Social Security #:
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